FOR IMMEDIATE RELEASE:                                       NEWS
April 3, 2001                                            OTC-VARL

        VARI-L COMPANY EXTENDS FORBEARANCE AGREEMENT WITH BANK ONE

DENVER, Colorado - Vari-L Company, Inc. (OTC-VARL), a leading supplier of advanced components for the wireless industry, today announced it has extended its forbearance agreement with its primary lender, Bank One Colorado, N.A., from March 31, 2001, to June 30, 2001.

Rick Dutkiewicz, chief financial officer, said that in conjunction with the extension, the Company has agreed to make a $1.5 million payment to Bank One in consideration of Bank One's willingness to extend the term of the loan agreement. The total loan outstanding as of March 31, 2000 is approximately $6.7 million.

"We are pleased that Bank One has agreed to an extension," said
Dutkiewicz. "We continue to appreciate Bank One's cooperation during this transition period."

The full agreement, as amended, will be filed with the Securities and Exchange Commission on a Form 8-K.

Through its headquarters in Denver, Vari-L designs, manufactures and markets wireless communications components that generate or process radio frequency (RF) and microwave frequency signals. Vari-L's patented products are used in commercial infrastructure equipment (including cellular/paging/PCS base stations and repeaters, fixed terminal point to point/multi-point data radios including LMDS/MMDS), consumer subscriber products (advanced cellular/PCS/satellite handsets, web-enabled smart phones, 2-way pagers, wireless PDAs, home networking), and military/aerospace platforms (satellite communications/telemetry, missile guidance, electronic warfare, electronic countermeasures, battlefield communications). Vari-L serves a diverse customer base of the world's leading technology companies, including Adaptive Broadband, Agilent Technologies, Digital Microwave, Ericsson, Glenayre Technologies (Wireless Access), Harris, Hughes, Lockheed Martin, Lucent Technologies, Microwave Data Systems, Mitsubishi, Motorola, NEC, NeoPoint, Netro, Newbridge Networks, Nokia, Northrop Grumman, Novatel Wireless, Raytheon, Samsung and Siemens.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to the success of the products into which the Company's products are integrated, governmental action relating to wireless communications, licensing and regulation, the accuracy of the Company's internal projections as to the demand for certain types of technological innovation, competitive products and pricing, the success of new product development efforts, the timely release for production and the delivery of products under existing contracts, and the outcome of pending and threatened litigation and regulatory actions as well as other factors.

                                 CONTACTS:

Vari-L Company, Inc.         Pfeiffer High Public Relations, Inc.
Pete Pappas, CEO                                     Jay Pfeiffer
or                                                   303/393-7044
Rick Dutkiewicz, CFO                         jay@pfeifferhigh.com
303/371-1560                                 www.pfeifferhigh.com
www.vari-l.com